Exhibit 99.1

City Office REIT Announces Fourth Quarter 2014 Results

VANCOUVER—March 5, 2015—City Office REIT, Inc. (NYSE: CIO), today announced its results for the quarter and full year ended December 31, 2014.

Fourth Quarter Highlights

•	Achieved Core Funds From Operations (“Core FFO”) of $3.3 million, or $0.26 per fully diluted share;

•	Reported Adjusted Funds From Operations (“AFFO”) of $2.9 million or $0.23 per fully diluted share;

•	Closed the Florida Research Park acquisition in Orlando, Florida, a 124,500 square foot office property for $26.5 million;

•	City Office’s 2.3 million square feet of net rentable space was 94.1% leased at December 31, 2014, including recently signed leases not commenced;

•	Commenced approximately 59,000 square feet of new and renewal leases during the quarter. Renewal lease rents increased an average of 6% over expiring rents;

•	Executed approximately 8,000 square feet of new leases during the quarter that will occupy subsequent to quarter end. At December 31, 2014, there was a total of 15,000 square feet of leases that will commence subsequent to the end of the fourth quarter;

•	Raised total gross proceeds of $53,283,300 in a public follow-on offering of 4,262,664 shares of common stock, including the exercise of the underwriters’ overallotment option, at a price of $12.50 per share;

•	Declared and paid a fourth quarter dividend of $0.235 per share; and

•	Subsequent to the end of the fourth quarter, acquired Logan Tower, a 69,968 square foot property in downtown Denver, Colorado for $10.5 million.

“We continue to see strong underlying real estate fundamentals in our target markets and increasing demand for office space from a variety of users,” commented James Farrar, Chief Executive Officer. “During the quarter we focused on sourcing acquisition opportunities and enhancing the value of our portfolio. Our specific priorities included extending in-place lease maturities as well as leasing vacant space. The results of these efforts was the commencement of 59,000 square feet of new and renewal leases increasing our total occupancy to 94.1% including signed leases that will commence subsequent to quarter end.”

“Our relationships with local operators enable us to continue to source attractive deals. Since completing our IPO in April, we have closed four acquisitions in great locations representing 555,000 square feet in the Dallas, Denver and Orlando markets. These cities are among our most favored due to the strength of their economies and the demonstrated job growth. The combined acquisition price totalled $90 million at an 8.2% average capitalization rate. We believe that the quality of our properties together with the demand for office space in our markets positions City Office to increase net operating income and create value for our stockholders.”

Financial Results for the Fourth Quarter 2014

Core FFO was $3.3 million or $0.26 per fully diluted share. AFFO was $2.9 million or $0.23 per fully diluted share. Net loss attributable to the Company for the three months ended December 31, 2014 was $1.3 million, or ($0.14) per fully diluted share.

A reconciliation of Core FFO and AFFO to GAAP net income can be found at the bottom of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2014 contained 2.3 million net rentable square feet and was 94.1% occupied, including recently signed leases not commenced, at the end of the fourth quarter 2014. Excluding the impact of acquisitions that occurred during the quarter, this represents an approximately 60 basis point increase compared to the end of the prior quarter. City Office’s net operating income (“NOI”) was $6.4 million on a GAAP basis during the fourth quarter of 2014.

Leasing Activity

During the fourth quarter of 2014, the Company commenced seven new leases and four renewals totaling 59,000 square feet, and executed approximately 8,000 square feet of new leases that will commence subsequent to the end of the fourth quarter. This increased the total signed leases not commenced to 15,000 square feet.

New Leasing – During the fourth quarter of 2014, the Company signed 13,000 square feet of new leases with a weighted average lease term of 7.3 years at an average rent per square foot of $18.37 and at an average cost of $5.05 per square foot per year.

Renewal Leasing – Tenant retention during the fourth quarter of 2014 was 99%. The Company signed 29,000 square feet of renewal leases at an average rent per square foot of $23.48 representing a 6% rate increase from the expiring rent. The average cost of renewal leases was $3.45 per square foot per year.

Acquisition Activity

The Company completed the acquisition of Florida Research Park in Orlando, Florida on November 18, 2014 for a purchase price of $26.5 million. Florida Research Park is a 124,500 square foot office property in Orlando’s Central Florida Research Park submarket. The property was constructed in 1999 and is fully leased through 2021. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 9% based on the purchase price with contractual annual rent escalations. The acquisition was financed with a $17 million mortgage that has been fixed at a 4.44% interest rate for 10 years.

Subsequent Events

On February 4, 2015, the Company acquired Logan Tower in Denver, Colorado for a purchase price of $10.5 million. Logan Tower is a 69,968 multi-tenant office building. The property, located in the vibrant Uptown submarket of downtown Denver, was purchased with below market in-place rents, which provides significant net operating income growth potential as leases roll over. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 8.0% based on the purchase price. The purchase was closed all cash and the property will be contributed to City Office REIT’s credit facility as additional security.

Capital Structure

On December 10, 2014, the Company completed a public follow-on offering of 3,750,000 shares of its common stock at an offering price of $12.50 per share for total gross proceeds of $46,875,000. On December 23, 2014, the underwriters exercised their overallotment option to purchase an additional 512,664 shares of its common stock at the offering price of $12.50 per share, less underwriting discounts. Net proceeds from the overallotment were used to redeem a portion of the common stock of City Office REIT, Inc. and common units of City Office REIT Operating Partnership, L.P. held by certain Second City entities, from whom we acquired our initial properties.

As of December 31, 2014, the Company had total outstanding debt of approximately $189.9 million. All of the Company’s outstanding debt is fixed rate with a weighted average maturity of 6.2 years.

Dividend

On December 15, 2014, the Company’s board of directors declared a cash dividend of $0.235 per share for the three months ended December 31, 2014. The dividend was paid to stockholders and common unitholders on January 16, 2015.

2015 Outlook

For the nine properties which the Company owned at December 31, 2014, the Company is providing a 2015 Cash NOI outlook range of $27.7 to $28.3 million and a GAAP NOI outlook range of $27.2 to $27.8 million. The Company is also reiterating its’ previous estimates of full year general and administrative expenses of $1.8 million (excluding stock-based compensation and the base management fee). The Company will continue to disclose the expected first year cash NOI, for each acquisition announcement in 2015.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on March 5, 2015.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on March 5, 2015, continuing through midnight Eastern Time on April 21, 2015 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10059415. A replay will also be available at “Webcasts & Events” in the “Investor Relations” section of the company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

FFO, Core FFO and AFFO are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT’) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – We compute AFFO by adding to FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures , and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. Forward looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include factors described in our news releases and filings with the Securities and Exchange Commission. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

City Office REIT, Inc. and Predecessor

Consolidated and Combined Balance Sheets

(in thousands, except par value and share data)

	December 31,
	2014	Predecessor 2013
Assets
Real estate properties, cost
Land	$66,204	$30,165
Building and improvement	132,964	62,908
Tenant improvement	27,773	14,591
Furniture, fixtures and equipment	198	198

	227,139	107,862
Accumulated depreciation	(15,311)	(7,735)

	211,828	100,127

Investments in unconsolidated entity	—	4,338
Cash and cash equivalents	34,862	7,128
Restricted cash	11,093	7,368
Rents receivable, net	7,981	4,680
Deferred financing costs, net of accumulated amortization	2,901	1,168
Deferred leasing costs, net of accumulated amortization	2,618	2,303
Acquired lease intangibles assets, net	29,391	13,752
Prepaid expenses and other assets	832	297
Deferred offering costs	—	1,829

Total Assets	$301,506	$142,990

Liabilities and Equity
Liabilities:
Debt	$189,940	$109,916
Accounts payable and accrued liabilities	4,080	2,348
Deferred rent	2,212	1,489
Tenant rent deposits	1,862	1,362
Acquired lease intangibles liability, net	606	167
Dividend distributions payable	3,571	—
Earn-out liability	8,000	—

Total Liabilities	210,271	115,282

Commitments and Contingencies
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,279,110 shares issued and outstanding	123	—
Additional paid-in capital	91,308	—
Accumulated deficit	(11,320)	—
Predecessor equity	—	26,624

Total Stockholders’ and Predecessor Equity	80,111	26,624
Operating Partnership unitholders’ non-controlling interests	11,878	—
Non-controlling interests in properties	(754)	1,084

Total Equity	91,235	27,708

Total Liabilities and Equity	$301,506	$142,990

City Office REIT, Inc. and Predecessor

Consolidated and Combined Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Rental income	$9,255	$5,489	$33,236	$18,428
Expense reimbursement	1,073	223	2,869	1,316
Other	201	153	791	747

Total Revenues	10,529	5,865	36,896	20,491

Operating Expenses:
Property operating expenses	4,142	2,673	14,332	8,466
Acquisition costs	582	—	2,133	1,479
Stock-based compensation	424	—	1,091	—
General and administrative	493	—	1,314	—
Base management fee	271	—	682	—
Depreciation and amortization	4,103	2,474	14,729	7,775

Total Operating Expenses	10,015	5,147	34,281	17,720

Operating income	514	718	2,615	2,771
Interest Expense:
Contractual interest expense	(2,032)	(1,661)	(7,854)	(5,050)
Amortization of deferred financing costs	(155)	(58)	(1,443)	(318)
Loss on early extinguishment of Predecessor debt	—	—	(1,655)	—

	(2,187)	(1,719)	(10,952)	(5,368)
Change in fair value of earn-out	—	—	(1,048)	—
Gain on equity investment	—	—	4,475	—
Canadian offering costs	—	(1,983)	—	(1,983)
Equity in income of unconsolidated entity	—	147	—	403

Net loss	(1,673)	(2,837)	(4,910)	(4,177)
Less:
Net (income)/loss attributable to noncontrolling interests in properties	(73)	(16)	(82)	44

Net income attributable to Predecessor			(1,973)
Net loss attributable to Predecessor	—	(2,853)		(4,133)

Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	447		1,955

Net loss attributable to stockholders	$(1,299)		$(5,010)

Net loss per share:
Basic and diluted	$(0.14)		$(0.59)

Weighted average common shares outstanding:
Basic and diluted	9,471,094		8,475,697

Dividend distributions declared per common share and unit	$0.235		$0.653

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(in thousands)

Three Months Ended Dec 31, 2014

Net loss	$(1,673)
Adjustments to net loss:
General and administrative	493
Interest expense	2,032
Amortization of financing costs	155
Depreciation and Amortization	4,103
Acquisition costs	582
Stock based compensation	424
Base management fee	271

Net Operating Income (“NOI”)	$6,387
Straight-line rent adjustments	(176)
Amortization of acquired above market leases	156
Free rent funded by predecessor at closing of IPO	115

Portfolio adjusted cash NOI	$6,482
Noncontrolling interest in properties - share in cash NOI	(271)

Adjusted Cash NOI (CIO Share)	$6,211

City Office REIT, Inc.

Reconciliation of Net Income to Adjusted Funds from Operations

(Unaudited)

(in thousands, except share and per share data)

Three Months Ended Dec 31, 2014

Net loss attributable to stockholders	$(1,299)
(+) Depreciation and amortization	4,103
(-) Operating Partnership unitholders’ noncontrolling interest	(447)

2,357

Non-controlling interests in properties:
(-) Share of net loss	73
(-) Share of FFO	(186)

Funds from Operations (“FFO”)	$2,244

(+) Acquisition costs	582
(+) Stock based compensation	424

Core FFO	$3,250

(-) Straight line rent adjustment	(176)
(+) Amortization of above and below market lease	156
(+) Amortization of deferred financing costs	152
(-) Net recurring tenant improvement	(123)
(-) Net recurring leasing commissions	(47)
(-) Net recurring capital expenditures	(460)
(+) Free rent funded at closing	115

Adjusted Funds from Operations (“AFFO”)	$2,867

Core FFO per share and common unit	$0.26

AFFO per share and common unit	$0.23

Dividends per share and common unit	$0.235
Core FFO Payout Ratio	92%
AFFO Payout Ratio	104%

Weighted average common stock and common units outstanding	12,693,764

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com